EXHIBIT 10.10

CONFIDENTIALITY, NON-COMPETITION AND TERMINATION BENEFITS AGREEMENT

This Confidentiality, Non-Competition and Termination Benefits Agreement (“Agreement”) is entered into effective as of May 3, 2004 between James J. Gold (“Executive”) and Bergdorf Goodman, Inc., a New York corporation (“Bergdorf’) and a wholly-owned subsidiary of The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”). All capitalized terms used but not defined herein shall have the meanings assigned to them in Appendix A, which is attached hereto and incorporated fully herein by reference.

WHEREAS, Executive has been promoted to the position of President and Chief Executive Officer of Bergdorf, and Executive understands and agrees that his employment in such position shall be on an “at will” basis, and that either Executive or Bergdorf may terminate Executive’s employment at any time, with or without notice, and for any reason;

WHEREAS, in connection with the restructuring of the compensation and benefits provided to senior executives of NMG and its Affiliates, including Executive, the Board of Directors of NMG has determined that stock option and restricted stock awards should be combined with appropriate post-employment and other restrictions designed to protect the legitimate business interests of NMG and its Affiliates, including Bergdorf;

WHEREAS, effective as of this date and as a consequence of his promotion, (i) NMG and Executive l1ave entered into separate stock option and purchase restricted stock agreements (the “Incentive Agreements”) that set forth the rights and obligations of NMG and Executive with respect to such awards, and (ii) NMG has granted to Executive an ownership interest in NMG in the form of NMG stock; ;’

WHEREAS, by virtue of his new position and responsibilities, Executive has and will have unique access to and knowledge of Bergdorf’s trade secrets and other confidential and proprietary business information;

WHEREAS, Executive’s association with Bergdorf to the exclusion of its competitors will enhance Bergdorf’s goodwill and Executive’s earning capacity; and

WHEREAS, Bergdorf and Executive mutually desire to protect Bergdorf’s goodwill created by Executive’s association with Bergdorf and Bergdorf’s trade secrets and other confidential and proprietary business information, and in recognition of the possible interruption of Executive’s earnings after the end of his Bergdorf employment;

NOW, THEREFORE, in consideration of the Incentive. Agreements and the promises and undertakings of the parties set out herein, and intending to be legally bound, Executive and Bergdorf agree as follows:

1. (a) While Executive is employed at-will by Bergdorf, if Bergdorf terminates Executive’s employment for any reason other than for “Cause,” his “Total Disability,” or his death, subject to paragraphs l(c) and l(d) below, Bergdorf shall provide Executive with benefits (“Termination Benefits”) consisting of:

(1) an amount equivalent to 1.5 times his then-current annual base salary, less required withholding, which amount would be paid over an 18-month period (hereinafter, the “Salary Continuance Period”) in regular, bi-weekly installments following such termination; and

(2) if, at the time of his termination, Executive participates in a group medical insurance plan offered by Bergdorf and Executive is eligible for and elects to receive continued coverage under such plan in accordance with the Consolidated I Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Bergdorf will reimburse Executive during the Salary Continuance Period or, if shorter, the period of such actual COBRA continuation coverage, for the total amount of the monthly COBRA medical insurance premiums actually paid by Executive for such continued medical insurance benefits.

For the purposes of determining whether or not Bergdorf has terminated Executive’s employment under this paragraph l(a), any material, adverse change in the terms and conditions of his employment, including but not limited to a relocation of Executive’s place of business 50 miles or more from the current location, which change causes Executive to resign his employment with Bergdorf, will be deemed a termination by Bergdorf.  A transfer of employment between Bergdorf and NMG or any Affiliate of NMG shall not be considered as a termination of employment for purposes of this Agreement.

(b) Bergdorf shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Bergdorf, by agreement in writing in form and substance reasonably satisfactory to Executive, expressly, absolutely, and unconditionally to assume and agree to ‘perform this Agreement in the same manner and to the same extent that Bergdorf would be required to perform it if no such succession or assignment had taken place. If Bergdorf fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered a material, adverse change in the terms and conditions of Executive’s employment and will be deemed a termination by Bergdorf for purposes of paragraph l(a) of this Agreement if such failure causes Executive to resign his employment with Bergdorf; provided that the Termination Benefits to which Executive would be entitled after such resignation pursuant to paragraph l(a) of this Agreement shall be the sole remedy of Executive for any failure by Bergdorf to obtain such agreement. As used in this Agreement, “Bergdorf’ shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Bergdorf that executes and delivers the agreement provided for in this paragraph 1 (b) or that otherwise becomes obligated under this Agreement by operation of law.

It is the expectation of the parties that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to an or substantially all the business and/or assets of NMG, if such assets continue to include a controlling interest in the stock of Bergdorf as of the time of such succession or assignment, shall by agreement in writing, in form and substance reasonably satisfactory to Executive, expressly, absolutely, and unconditionally agree to cause Bergdorf to honor and agree to perform this Agreement following such succession or assignment. If such agreement has not been executed and delivered by the effective time of any such succession or assignment, such failure shall be considered a material, adverse change in the terms and conditions of Executive’s employment and will be deemed a termination by Bergdorf for purposes of paragraph l(a) of this Agreement if such failure causes Executive to resign his employment with Bergdorf; provided that the Termination Benefits to which Executive would be entitled after such resignation pursuant to paragraph l(a) of this Agreement shall be the sole remedy of Executive if no such agreement has been executed and delivered as of the effective time of such succession or assignment. As used in this Agreement, “NMG” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this paragraph or that otherwise becomes obligated under II this Agreement by operation of law.

(c) If, in the reasonable judgment of Bergdorf, Executive engages in any of the Restricted Activities described in paragraph 3 of this Agreement, Bergdorf s obligation to provide the Termination Benefits shall end as of the date Bergdorf so notifies Executive in writing.

(d) If Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Bergdorf, or if Bergdorf reasonably believes in its sole judgment that Executive has committed any act or omission that would have entitled Bergdorf to terminate his employment for Cause, whether such act or omission was committed during his employment with Bergdorf or during the Salary Continuance Period, Bergdorf may suspend any payments remaining pursuant to paragraph l(a) of this Agreement until the final resolution of such criminal or civil proceedings or until Bergdorf has made a final determination in its sole judgment as to whether Executive committed such an act or omission. If Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if Bergdorf determines in its sole judgment that Executive has committed such an act or omission, (1) Bergdorf’s obligation to provide the Termination Benefits shall immediately end, and (2) Executive shall repay to Bergdorf any amounts paid to him pursuant to paragraph 1 (a) of this Agreement within 30 days after a written request to do so by Bergdorf. If any such criminal or civil proceedings do not result in 11 finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or Bergdorf determines in its sole judgment that Executive has not committed such an act or omission, Bergdorf shall pay to Executive any payments pursuant to paragraph l(a) of this Agreement that it has suspended, with interest on such suspended payments at its cost of funds, and shall make any remaining payments due thereunder.

2. Executive acknowledges and agrees that (a) Bergdorf is engaged in a highly competitive business; (b) Bergdorf has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (c) Bergdorf must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (d) in the specialty retail business, his participation in or direction of Bergdorf’s day-today operations and strategic planning are an integral part of Bergdorf’s continued success and goodwill; ( e) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Bergdorf and enhances Bergdorf s goodwill, and in carrying out his responsibilities he in turn will be relying on Bergdorf’s goodwill and the disclosure by Bergdorf to him of Confidential Information; (f) he will have access to Confidential Information that could be used by any Competitor of Bergdorf in a manner that would irreparably harm Bergdorf’s competitive position in the marketplace and dilute its goodwill; and (g) he necessarily would use or disclose Confidential Information if he were to engage in competition with Bergdorf.  Bergdorf acknowledges and agrees that Executive must have and continue to have throughout his employment the benefits and use of its goodwill and Confidential Information in order to properly carry out his responsibilities. Bergdorf accordingly promises upon execution and delivery of this Agreement to provide Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information. Bergdorf and Executive thus acknowledge and agree that I during Executive’s employment with Bergdorf and upon execution and delivery of this Agreement he (a) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to Bergdorf, (b) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to Bergdorf, and (c) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Bergdorf has generated and from the Confidential Information. Accordingly, Executive acknowledges and agrees that at all times during his employment by Bergdorf and thereafter:

(a) all Confidential Information shall remain and be the sole and exclusive property of Bergdorf;

(b) he will protect and safeguard all Confidential Information;

(c) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of Bergdorf or NMG to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Bergdorf or compelled to do so by law or valid legal process;

(d) if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Bergdorf in writing sufficiently in advance of any such disclosure to allow Bergdorf. the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(e) at the end of his employment with Bergdorf for any reason or at the request of Bergdorf at any time, he will return to Bergdorf all Confidential Information and all copies thereof, in whatever tangible form or medium including electronic; and

(f) absent the promises and representations of Executive in this paragraph and paragraph 3 below, Bergdorf would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information and would not enter into this Agreement, and NMG would not have entered into the Incentive Agreements.

3. In consideration of Bergdorf’s promises to provide Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Bergdorf in this Agreement and NMG in the Incentive Agreements, Executive agrees that, while he is employed by Bergdorf and for a period of eighteen months following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a) He will not directly or indirectly disparage Bergdorf, NMG, or their Affiliates, or any products, services, or operations of Bergdorf, NMG or their Affiliates, or any of the former, current, or future officers, directors, or employees of Bergdorf, NMG or their Affiliates;

(b) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Bergdorf, NMG, or their Affiliates to leave that employment or cease performing those services;

(c) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Bergdorf, NMG, or any of their Affiliates to cease being a customer, supplier, or vendor of Bergdorf, NMG or their Affiliates or to divert all or any part of such person’s or entity’s business from Bergdorf, NMG or their Affiliates; and

(d) He will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, representative, or consultant, with any Competitor unless (1) he has advised Bergdorf in writing in advance of his desire to undertake, such activities and the specific nature of such activities; (2) Bergdorf has received written assurances (that will be designed, among other things, to protect Bergdorf’s, NMG’s and their Affiliates’ goodwill, Confidential Information, and other important commercial interests) from the Competitor and Executive that are, in Bergdorf’s sole discretion, adequate to protect its interests; (3) Bergdorf, in its sole discretion, has approved in writing such association; and (4) Executive and the Competitor adhere to such assurances. Executive shall not be in violation of this paragraph 3( d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one (1) percent of all such shares of stock or other securities issued and outstanding. Executive acknowledges and agrees that engaging in the Restricted Activities described in this subparagraph would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of Bergdorf.

Executive acknowledges and agrees that the restrictions contained in this paragraph 3 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in paragraph 2 of this Agreement and in the Incentive Agreements; that the promises and undertakings of Bergdorf set forth in paragraph 2 of this Agreement and those of NMG in the Incentive Agreements, Executive’s position and responsibilities with Bergdorf, and NMG granting to Executive ownership in NMG in the form of NMG stock, give rise to Bergdorf’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set forth in this paragraph 3 and his common-law obligations and duties owed to Bergdorf; that the restrictions are reasonable and necessary, are valid and enforceable under New York law, and do not impose a greater restraint than necessary to protect Bergdorf’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Bergdorf in writing should he believe or be advised that the restrictions are not valid or enforceable under New York law or the law of any other state that he contends or is advised is applicable; that the mutual promises and undertakings of Bergdorf and Executive under paragraphs 2 and 3 of this Agreement are not contingent on the duration of Executive’s employment with Bergdorf; and that absent the promises and representations made by Executive in this paragraph 3 and paragraph 2 above, Bergdorf would require him to return any Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter into this Agreement, and NMG would not have entered into the Incentive Agreements.

4. The Termination Benefits constitute all of Bergdorf’s obligations to Executive with respect to the end of Executive’s employment with Bergdorf. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of Bergdorf in which Executive is participating at the time of his termination of employment or resignation.

5. Executive acknowledges and agrees that Bergdorf would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of paragraphs 2 or 3 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Executive agrees that Bergdorf shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Executive, but shall be in addition to all other remedies available to Bergdorf at law or equity. Executive acknowledges and agrees that Bergdorf shall be entitled to recover its attorneys’ fees, expenses, and court ‘costs, in addition to any other remedies to which it may be entitled, in the event he breaches this Agreement. Executive acknowledges and agrees that no breach by Bergdorf of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

6. If the provisions of paragraphs 2 or 3 of this Agreement are ever deemed by a court to exceed the limitations permitted by applicable law, Executive and Bergdorf agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

7. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the ending of Executive’s at-will employment and the subject matter of this Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

8. The validity, performance and enforceability of this Agreement shall be determined and governed by the laws of the State of New York, without regard to its conflict of laws principles.  Bergdorf and Executive agree that the exclusive forum for any action concerning this Agreement shall be in a court of competent jurisdiction in New York County, New York, with respect to a state court, or the United States District Court for the Southern District of New York, with respect to a federal court. EXECUTIVE HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF A COURT IN THE EXCLUSIVE FORUM AND WAIVES ANY RIGHT HE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY BERGDORF TO FEDERAL COURT OF ANY SUCH ACTION HE MAY BRING AGAINST IT IN STATE COURT. EXECUTIVE AND BERGDORF FURTHER HEREBY MUTUALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT.

9. Executive’s promises and obligations under this Agreement shall survive the end of his employment with Bergdorf, and such promises and obligations shall inure to the benefit of any Affiliates, subsidiaries, divisions, successors, or assigns of Bergdorf.

BERGDORF GOODMAN, INC.

/S/ James J. Gold	By:	/s/ Nelson A. Bangs
Nelson A. Bangs, Vice President

APPENDIX A

Definitions

1. “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

2. “Cause” means, in Bergdorf’s reasonable judgment, (i) a breach of duty by Executive in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, or moral turpitude; (ii) conduct that is materially detrimental to Bergdorf, monetarily or otherwise, or reflects unfavorably on Bergdorf or Executive to such an extent that Bergdorf’s best interests reasonably require the termination of Executive’s employment; (iii) acts of Executive in violation of his obligations under this Agreement or at law; (iv) Executive’s failure to comply with or enforce Bergdorf’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) Executive’s repeated insubordination or failure to comply with or enforce other personnel policies of Bergdorf or its Affiliates; (vi) Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to Bergdorf or its Affiliates; or (vii) Executive’s conviction of or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities laws; provided, however, that with respect to items (v) and (vi), Executive has been provided prior written notice of the failure and afforded a reasonable opportunity to correct same.

3. “Competitor” means (i) each of Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., any Affiliate of any of them, and any other person or entity that owns, operates or controls any of them or any of their Affiliates, directly or indirectly; (ii) the successors to or assigns of the persons or entities identified in (i); and (iii) any other person or entity (and any Affiliate of such person or entity) that owns, operates or controls, directly or indirectly, a luxury specialty retail store.

4. “Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excludin1! any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Executive.

5. “Total Disability” means that, in Bergdorf’s reasonable judgment, either (i) Executive has been unable to perform his duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (ii) Executive has become totally and permanently incapable of performing the usual duties of his employment with Bergdorf on account of a physical or mental impairment.